Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-123011 and 333-164686) and in Registration Statements on Form S-3 (Registration No. 333-144349 and 333-129879) of our report dated August 16, 2013 with respect to the Audited Combined Financial Statements of the Ultra Pure Chemicals Business of OM Group, Inc. for the years ended December 31, 2012, 2011 and 2010 included in the Current Report of KMG Chemicals, Inc. (“Company”) on Form 8-K/A which amends and supplements the Current Report on Form 8-K filed by the Company on June 3, 2013.

/s/ UHY LLP

Houston, Texas

August 16, 2013